As filed with the Securities and Exchange Commission on November 4, 2013.

Registration No. 333-191258

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVIANCA HOLDINGS S.A.

(Exact name of registrant as specified in its charter)

Republic of Panama	4512	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

Aquilino de la Guardia Calle No. 8, Panama City,

Republic of Panama

(+507) 205-600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Avianca Inc.

122 East 42nd Street, Suite 2525

New York, NY 10168

+1 (212) 399-0831

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

David L. Williams Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	John R. Vetterli White & Case LLP 1155 Avenue of the Americas New York, New York 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(4)
Preferred shares, par value $0.125(3)	250,561,168 shares	$626,402,920	$80,681

(1)	Includes preferred shares that the underwriters may purchase solely to cover over-allotments, if any, and preferred shares that are to be offered outside the United States that may be resold in the United States in transactions requiring registration under the Securities Act. All or part of these preferred shares may be represented by American Depositary Shares, each of which represents 8 of our preferred shares.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the preferred shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents 8 preferred shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 to the Registration Statement on Form F-1 of Avianca Holdings S.A. is being filed solely to include exhibits to the Registration Statement. These exhibits were previously confidentially submitted to the Securities and Exchange Commission and have been revised in connection with a request for confidential treatment. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

According to the Registrant’s articles of incorporation and so far as may be permitted by the law, every director or officer of the Registrant involved in a claim, process, lawsuit or procedure related to his current or former position as director or officer, shall be entitled to be indemnified by the Registrant against all reasonable expenses, losses, fines and costs, including attorney fees, effectively and necessarily incurred by him, as a result of his actions and duties as a director or officer of the Registrant; except in case of losses or responsibility derived from willful misconduct or gross negligence.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

On May 10, 2011, the Registrant completed a public offering of 100 million shares of preferred stock, with a par value of $0.125 per share, in an offering led by Corredores Associados and exempt from registration under Regulation S under the Securities Act in an offering occurring outside the United States, for a total amount of COP 500,000 million (approximately $277 million), representing a price of COP 5,000 per share, In May 2011, Synergy and Kingsland converted 15,000,000 and 42,600,000 common shares, respectively, into preferred shares in connection with the initial public offering of our preferred shares in Colombia

On May 10, 2013, the Registrant issued and sold $300,000,000 aggregate principal amount of senior notes due 2020 in an offering underwritten by Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and exempt from registration under Rule 144A and Regulation S under the Securities Act. The price to the public was 98.706% of par and the aggregate underwriting discount was $1,500,000. The proceeds from the offering were used to finance the purchase of aircraft and general corporate purposes.

ITEM 8. EXHIBITS

(a) The following documents are filed as part of this Registration Statement:

1.1**	Form of Underwriting Agreement.

3.1**	English translation of Certificate of Incorporation.

3.2**	English translation of form of Pacto Social.

4.1**	Form of Deposit Agreement between the Registrant, The Bank of New York Mellon, as depositary, and the Owners and Holders from time to time of American Depositary Shares issued thereunder.

4.2**	Specimen of certificate of American Depositary Receipt (included in Exhibit 4.1).

4.3**	Joint Action Agreement, dated as of September 11, 2013, among the Registrant, Synergy Aerospace Corp. and Kingsland Holdings Limited.

4.4**	English Translation of Commercial Pledge Contract, dated September 6, 2012, among Citibank, N.A., Citibank, N.A., Sucursal Panama and Synergy Aerospace Corp.

4.5**	Amended and Restated Registration Rights Agreement, dated as of September 11, 2013, among the Registrant, Synergy Aerospace Corp. and Kingsland Holdings Limited.

5.1**	Opinion of Icaza, González-Ruiz & Alemán, Panamanian legal counsel of the Registrant, as to the legality of the preferred shares.

10.1**	English translation of Irrevocable Administration Mercantile Trust Agreement, dated as of March 23, 2012, by and between Fiduciaria Bogotá S.A. and Avianca Holdings S.A. (formerly AviancaTaca Holding S.A.).

10.1.1**	English translation of Temporary Bonus Plan adopted on March 6, 2012.

10.2**

English translation of Lease Agreement No. OP-DC-CA-T2-0060-12, dated October 17, 2012, between Sociedad Concesionaria Operadora Aeroportuaria Internacional S.A. – Opain S.A. and Aerovias del Continente Americano S.A. Avianca.

10.2.1**

English translation of Lease Agreement No. OP-DC-CA-T1-0028-12, dated October 29, 2012, between Sociedad Concesionaria Operadora Aeroportuaria Internacional S.A. – Opain S.A. and Aerovias del Continente Americano S.A. Avianca.

10.2.2**	English translation of Lease Agreement No. OP-DC-CA-T2-0061-12, dated October 29, 2012, between Sociedad Concesionaria Operadora Aeroportuaria Internacional S.A. – Opain S.A. and Aerovias del Continente Americano S.A. Avianca.

10.3**	English translation of Lease Agreement, dated as of July 30, 2004, between U.A.E. Aeronautica Civil and Aerovias Nacionales de Colombia S.A. Avianca.

10.3.1**	English translation of Amendment No. 1 to Lease Agreement, dated as of December 12, 2005.

10.3.2**	English translation of Amendment No. 2 to Lease Agreement, dated as of January 5, 2009.

10.3.3**	English translation of Amendment No. 3 to Lease Agreement, dated as of November 7, 2012.

10.3.4**	English translation of Amendment No. 4 to Lease Agreement, dated as of March 1, 2013.

10.4**	English translation of Fuel Supply Contract, dated as of November 1, 2010, between Terpel S.A. and Aerovías del Continente Americano S.A. Avianca.

10.5†**	A320 Purchase Agreement, dated March 19, 1998, between Atlantic Aircraft Holding Limited and Airbus Industry relating to Airbus A320-Family.

10.5.1†**	Amendment No. 1 dated as of September 9, 1998 to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S. (as successor to Airbus Industry).

10.5.2†**	Amendment No. 2 dated as of December 28, 1999, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.3†**	Amendment No. 3 dated as of December 29, 1999, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.4†**	Amendment No. 4 dated as of February 15, 2000, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.5†	Amendment No. 5 dated as of April 6, 2001, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.6†**	Amendment No. 6 dated as of April 9, 2001, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.7†**	Amendment No. 7 dated as of September 6, 2001, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.8†**	Amendment No. 8 dated as of August 29, 2002, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.9†**	Amendment No. 9 dated as of December 6, 2002, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.10†**	Amendment No. 10 dated as of October 30, 2003, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.11†**	Amendment No. 11 dated as of November 18, 2004, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.12†**	Amendment No. 12 dated as of November 18, 2004, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.13†**	Amendment No. 13 dated as of November 18, 2004, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S

10.5.14†**	Amendment No. 14 dated as of February 18, 2006, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.15†**	Amendment No. 15 dated as of June 22, 2007, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.16†**	Amendment No. 16 dated as of November 22, 2007, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.17†**	Amendment No. 17 dated as of April 14, 2008, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.18†**	Amendment No. 18 dated as of January 30, 2009, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.19†**	Amendment No. 19 dated as of April 28, 2009, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.20†**	Amendment No. 20 dated as of February 10, 2010, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.21†**	Amendment No. 21 dated as of April 29, 2011, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.22†**	Amendment No. 22 dated as of August 26, 2011, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.23†**	Amendment No. 23 dated as of October 25, 2011, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.24†**	Amendment No. 24 dated as of March 29, 2012, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.25†**	Amendment No. 25 dated as of March 29, 2012, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.26†**	Amendment No. 26 dated as of March 29, 2012, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.5.27†**	Amendment No. 27 dated as of November 30, 2012, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.6†**	A320 Purchase Agreement, dated April 16, 2007, between Aerovías del Continente Americano S.A. Avianca and Airbus S.A.S. relating to Airbus A320-Family.

10.6.1†**	Amendment No. 1 dated as of June 16, 2007, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.2†**	Amendment No. 2 dated as of September 10, 2007, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.3†**	Amendment No. 3 dated as of November 27, 2007, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.4†**	Amendment No. 4 dated as of January 31, 2008, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.5†**	Amendment No. 5 dated as of July 16, 2008, to the A320 Family Purchase Agreement dated as April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.6†**	Amendment No. 6 dated as of December 5, 2008, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.7†**	Amendment No. 7 dated as of July 6, 2009, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.8†**	Amendment No. 8 dated as of October 10, 2009, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.9†**	Amendment No. 9 dated as of March 12, 2010, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.10†**	Amendment No. 10 dated as of November 22, 2010, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.11†**	Amendment No. 11 dated as of August 26, 2011, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.12†**	Amendment No. 12 dated as of October 10, 2011, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.6.13†**	Amendment No. 13 dated as of June 13, 2012, to the A320 Family Purchase Agreement dated as of April 16, 2007, as amended and restated, between the Company and Airbus S.A.S.

10.7†**	Assignment, Assumption and Amendment Agreement dated as of May 18, 2012, entered into among Aerovías del Continente Americano S.A. Avianca, Synergy Aerospace Corp. and Airbus S.A.S. in respect of four (4) A330-200F of the thirteen (13) A330-200 and A330-200F under the Purchase Agreement dated September 5, 2011 (the A330-200F Purchase Agreement).

10.7.1†**	Amendment No. 1, dated as of August 16, 2012, to the A330-200F Purchase Agreement dated as of May 18, 2012, as amended and restated, between the Company and Airbus S.A.S.

10.8†**	A320 Family and A320 NEO Family Purchase Agreement dated as of December 27, 2011 between Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A.) and Airbus S.A.S. relating to Airbus A320-Family and A320 NEO Family.

10.8.1†**	Amendment No. 1, dated as of February 28, 2013, to the A320 Family and A320 NEO Family Purchase Agreement dated as of December 27, 2011, between Avianca Holdings S.A. and Airbus S.A.S.

10.8.2†**	Assignment, Assumption and Amendment Agreement dated as of February 28, 2013, entered into among Aerovías del Continente Americano S.A. Avianca, Avianca Holdings S.A. and Airbus S.A.S. in respect of twenty six (26) A320 Family Aircraft and A320 NEO Family under the A320 Family and A320 NEO Family Purchase Agreement dated December 27, 2011.

10.8.3†**	Assignment, Assumption and Amendment Agreement dated as of February 28, 2013, entered into among Grupo Taca Holdings Limited, Avianca Holdings S.A. and Airbus S.A.S. in respect of twenty five (25) A320 Family and A320 NEO Family Aircraft under the A320 Family and A320 NEO Family Purchase Agreement dated December 27, 2011.

10.9†	Purchase Agreement No. 3075, dated October 3, 2006, as amended and supplemented, between Aerovías del Continente Americano S.A. Avianca (The Company) and The Boeing Company, relating to the purchase and sale of ten (10) Boeing Model 787-859 aircraft.

10.9.1†**	Supplemental Agreement No. 1 dated as of March 28, 2007, to the Purchase Agreement No. 3075, dated October 3, 2006, as amended and supplemented, between the Company and The Boeing Company

10.9.2†**	Supplemental Agreement No. 2 dated as of March 28, 2007, to the Purchase Agreement No. 3075, dated November 21, 2007, as amended and supplemented, between the Company and The Boeing Company

10.9.3†**	Supplemental Agreement No. 3 dated as of September 26, 2012, to the Purchase Agreement No. 3075, dated November 21, 2007, as amended and supplemented, between the Company and The Boeing Company

10.9.4†**	Supplemental Agreement No. 4 dated as of January 11, 2013, to the Purchase Agreement No. 3075, dated November 21, 2007, as amended and supplemented, between the Company and The Boeing Company

10.10†**	Sale and Purchase Contract dated as of January 18, 2013, between Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A.) and Avions de Transport Regional G.I.E. as amended and restated, relating to ATR 72-600 Aircraft.

10.11†**	Trent 700 General Terms Agreement, dated June 15, 2007, among Rolls Royce PLC, Rolls Royce Total Care Services Limited and Aerovías del Continente Americano S.A. Avianca.

10.11.1†**	Amendment No. 1 to General Terms Agreement, dated February 28, 2008.

10.11.2†**	Amendment No. 2 to General Terms Agreement, dated February 28, 2009.

10.11.3†**	Amendment No. 3 to General Terms Agreement, dated September 1, 2009.

10.11.4†**	Amendment No. 4 to General Terms Agreement, dated March 18, 2011.

10.12†**	General Terms Agreement 700 DEG 7308, dated June 1, 2012, between Rolls-Royce PLC, Rolls-Royce Total Care Services Limited and Aerovías del Continente Americano S.A. Avianca and Tampa Cargo S.A.

10.13†**	General Terms Agreement No. CFM-03-2007, dated as of March 29, 2007, between CFM International, Inc. and Aerovías del Continente Americano S.A. Avianca.

10.13.1†**	Amendment No. 1 to General Terms Agreement.

10.14†**	General Terms Agreement No. GE-1-1090789943, dated as of December 18, 2007, between General Electric Corporation, GE Engine Services and Atlantic Aircraft Holding, Ltd.

10.15†**	OnPoint Solutions Rate per Engine Flight Hour Engine Services Agreement, dated as of January 18, 2008, between GE Engine Services, Inc. and Aerovías del Continente Americano S.A. Avianca.

10.16†**

Rate Per Flight Hour Agreement for CFM56-5B Engine Shop Maintenance Services, dated as of February 6, 2013, between CFM International, Inc. and Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A.).

10.17†**	General Terms Agreement No. CFM-1-2887169891, dated as of February 6, 2013, between CFM International, Inc. and Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A.)

10.18†**	Rate Per Flight Hour Agreement for LEAP 1-A Engine Shop Maintenance Services, dated as of February 6, 2013, between CFM International, Inc. and Avianca Holdings S.A. (formerly known as AviancaTaca Holding S.A.).

10.19†**	Amended and Restated V2500® General Terms of Sale, dated as of December 18, 2008, between IAE International Aero Engines AG and Atlantic Aircraft Holdings Limited.

10.19.1†**	Amendment No. 1 to Amended and Restated V2500® General Terms of Sale, dated December 17, 2010.

10.19.2†**	Second Amended and Restated Side Letter, dated as of December 17, 2010.

10.20†**	Amended and Restated V2500-A5 Fleet Hour Agreement, dated as of December 18, 2008, between IAE International Aero Engines AG and Atlantic Aircraft Holdings Limited.

12.1**	Computation of ratios of earnings.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Ernst & Young Audit S.A.S.

23.2**	Consent of Icaza, González-Ruiz & Alemán, Panamanian legal counsel of the Registrant (included in Exhibit 5.1).

24.1**	Powers of Attorney (included in the signature pages in a previous filing of this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Portions of the exhibit omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby also undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bogotá, Colombia, on November 4, 2013.

Avianca Holdings S.A.

By:	/s/ Fabio Villegas Ramírez
Name: Fabio Villegas Ramírez
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on November 4, 2013 in the capacities indicated:

Name	Title

/s/ Fabio Villegas Ramírez Fabio Villegas Ramírez	Chief Executive Officer (Principal Executive Officer)

/s/ Gerardo Grajales López Gerardo Grajales López	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Milton Solano Barahona Milton Solano Barahona	Accounting Shared Services Vice President (Principal Accounting Officer)

* Germán Efromovich	Chairman of the Board of Directors

* Roberto Kriete	Director

* José Efromovich	Director

* Alexander Bialer	Director

* Marco Baldocchi	Director

* Isaac Yanovich	Director

* Alvaro Jaramillo	Director

Name	Title

* Juan Guillermo Serna	Director

* Ramiro Valencia	Director

* Monica Aparicio	Director

* Oscar Darío Morales	Director

*By:	/s/ Gerardo Grajales López
Gerardo Grajales López Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Avianca Holdings S.A., has signed this Registration Statement in New York, New York, on November 4, 2013.

Avianca Inc.

By:	/s/ Gerardo Grajales López
Gerardo Grajales López Authorized Signatory

Exhibit Index

10.5.5	Amendment No. 5 dated as of April 6, 2001, to the A320 Purchase Agreement dated as of March 19, 1998, as amended and restated, between the Company and Airbus S.A.S.

10.9	Purchase Agreement No. 3075, dated October 3, 2006, as amended and supplemented, between Aerovías del Continente Americano S.A. Avianca (The Company) and The Boeing Company, relating to the purchase and sale of ten (10) Boeing Model 787-859 aircraft.